Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Registration Statement No. 333-191225

August 5, 2014

Manchester United Announces Upsizing and Pricing of Offering of Class A Ordinary Shares By the Selling Shareholder

Manchester, United Kingdom – August 5, 2014 – Manchester United plc (“Manchester United”) (NYSE: MANU) today announced the pricing of the public offering of 12,000,000 of its Class A Ordinary Shares by Red Football LLC (the “Selling Shareholder”) at a price to the public of $17.00 per share.  The offering was upsized from the previously announced public offering of 8,000,000 Class A Ordinary Shares by the Selling Shareholder. The underwriters have an option to purchase up to an additional 1,800,000 Class A Ordinary Shares from the Selling Shareholder. The offering is expected to close on August 11, 2014, subject to customary closing conditions.  Manchester United will not receive any proceeds from the sale of any Class A Ordinary Shares by the Selling Shareholder.

The book-running managers for the offering are Jefferies LLC, BofA Merrill Lynch, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Nomura Securities International, Inc.

This offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on form F-3.  The securities will be offered only by means of a prospectus and an accompanying prospectus supplement forming a part of the effective registration statement.  Prospective investors should read the prospectus in that registration statement, the final prospectus supplement and other documents that Manchester United has filed with the SEC for more complete information about Manchester United and the offering.

Manchester United plc has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you are encouraged to read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, copies of the preliminary prospectus related to the offering may be obtained from (1) Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-547-6340, or by email at prospectus_department@jefferies.com; (2) BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com; (3) Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at +1 (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com (4) Deutsche Bank Securities, Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, by calling (800)-503-4611 or by email at prospectus.cpdg@db.com; and (5) Nomura Securities International, Inc., Attention: Equity Syndicate, Worldwide Plaza, 309 West 49th Street, 5th Floor, New York, NY 10019, or by telephone 212-298-4115 or by email at equitysyndicateamericas@nomura.com.

You may also obtain these documents for free by visiting the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

In the United Kingdom, this announcement is only directed at, and any investment or investment activity to which this announcement relates is only available to, and will be engaged in only with, investment professionals falling within Article 19(5), or high net worth entities falling within Article 49(2), of the Financial Services and Markets Act (Financial Promotion) Order 2005 or other persons to whom such investment or investment activity may lawfully be made available (together “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this announcement and should not act or rely on it.